Exhibit 5.1


                     Opinion of Mary Beth DeLena, Esq.



                                                              June 18, 2002


PRAECIS PHARMACEUTICALS INCORPORATED
830 Winter Street
Waltham, Massachusetts  02451-1420

                  Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

                  I am Vice President, Legal and Assistant Secretary of PRAECIS PHARMACEUTICALS INCORPORATED, a Delaware corporation (the "Registrant"), and am issuing this opinion in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement"), for the purpose of registering with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Securities Act"), (i) 3,000,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Registrant issuable upon the exercise of options which may be granted under the Registrant's Second Amended and Restated 1995 Stock Plan, as amended (the "Stock Plan"), or upon the grant of restricted stock or other stock-based awards under the Stock Plan and (ii) the Preferred Stock Purchase Rights issuable in accordance with the Rights Agreement between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"), upon issuance of the Shares (the "Rights").

                  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

                  In connection with this opinion, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement as filed with the Commission on the date hereof; (ii) the Stock Plan; (iii) the Amended and Restated Certificate of Incorporation and the Second Amended and Restated By-Laws of the Registrant, each as currently in effect; (iv) a specimen certificate representing the Common Stock (the "Specimen Certificate"); (v) certain resolutions adopted by the Board of Directors of the Registrant relating to the issuance of the Shares, the Rights associated therewith, and certain related matters; and (vi) the Rights Agreement. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Registrant and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

                  In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making my examination of documents executed or to be executed by parties other than the Registrant, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and I have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Registrant and others.

                  I have assumed for purposes of this opinion that each option or award agreement setting forth the terms of each grant of options or other awards under the Stock Plan is consistent with the Stock Plan and will be duly authorized and validly executed and delivered by the parties thereto, and that the consideration received by the Registrant for the Shares delivered pursuant to the Stock Plan will be in an amount at least equal to the par value of such Shares. I have also assumed that, upon issuance, the stock certificates evidencing the Shares will conform to the Specimen Certificate.

                  I am admitted to the practice of law in the Commonwealth of Massachusetts. I do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, and I do not express any opinion as to the effect of any other laws on the opinion stated herein. I am not licensed to practice law in the State of Delaware.

                  Based upon and subject to the foregoing, I am of the opinion that:

                  1. The Shares have been duly authorized for issuance by the Registrant and, when such Shares have been paid for and certificates therefor in the form of the Specimen Certificate have been issued and delivered in accordance with the terms of the Stock Plan and the applicable option or award agreement, such Shares will be validly issued, fully paid and nonassessable.

                  2. The Rights issuable upon issuance of the Shares have been duly authorized for issuance and, when issued, will be validly issued.

                  I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                  This opinion is furnished by me, as counsel to the Registrant, in connection with the filing of the Registration Statement with the Commission and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without my prior written permission.

                                            Very truly yours,

                                            /s/  Mary Beth DeLena

                                            Mary Beth DeLena, Esq.
                                            Vice President, Legal and
                                            Assistant Secretary